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                                                                   EXHIBIT 10.1



                            MASTER SERVICES AGREEMENT

         This Master Services Agreement ("Agreement") is made between Cubist Pharmaceuticals, Inc. which has a place of business at 24 Emily Street, Cambridge, MA 02139 (hereinafter "Sponsor"), and Quintiles, Inc., a North Carolina corporation having its principal place of business at 5927 South Miami Blvd., Durham, NC 27703 (hereinafter "Quintiles"). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

                                    RECITALS:

         A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

         B. Sponsor and Quintiles desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage Quintiles to provide services for projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

                                   AGREEMENT:

1.0      SCOPE OF THE AGREEMENT; WORK ORDERS; NATURE OF SERVICES;

         (a) SCOPE OF AGREEMENT. As a "master" form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic


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                  terms and conditions contained herein. This Agreement covers the provision of services by Quintiles and Quintiles' corporate affiliates (see Section 17) and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with Quintiles and its corporate affiliates for a broad range of services.

         (b) WORK ORDERS. The specific details of each project under this Agreement (each "Project") shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a "Work Order"). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.


         (c) NATURE OF SERVICES. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical

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                  sciences services, medical device services, and other research and development services requested by Sponsor and agreed to by Quintiles as set forth in the relevant Work Order (collectively, the "Services"). Quintiles and Sponsor, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory Responsibility of Sponsor. The obligations that have been transferred to Quintiles will be provided in the 1571 form to the FDA.

2.0 PAYMENT OF FEES AND EXPENSES. Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. Sponsor agrees that the budget and payment schedule for each Work Order will be structured in an effort to maintain cash neutrality for Quintiles (with respect to the payment of professional fees, pass-through costs and otherwise). Sponsor agrees that a prepayment may be necessary for Quintiles to maintain cash neutrality over the term of the Work Order taking into account payment terms agreed upon between the parties. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) Quintiles will invoice Sponsor monthly for the fees, expenses and pass-through costs incurred in performing the Services; and, (b) Sponsor shall pay each invoice within thirty (30) days of the date of the invoice. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Sponsor shall pay Quintiles interest in an amount equal to one percent (1%) per month of all


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         undisputed amounts owing hereunder and not paid within thirty (30)
         days of the date of the invoice.


3.0 TERM. This Agreement shall commence on the date it has been signed by all parties and shall continue for a period of five (5) years from the date of execution, or until terminated by either party in accordance with Section 16 below. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least 30 days prior to the renewal date that it does not want to renew the Agreement.

4.0 CHANGE ORDERS. Any (a) change in the details of a Work Order, even if a fixed price Work Order, or (b) change in the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and will include a specified period of time (as agreed upon by the parties) within which Quintiles will implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Quintiles reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor- shall execute a corresponding amendment to the Transfer of


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         Obligations Form. Sponsor shall provide such changes to the FICA on the
         1571 form and will file such amendment where appropriate, or as required by law or regulation.

5.0 CONFIDENTIALITY. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information that are confidential and proprietary to Sponsor. All such data and information (hereinafter "Sponsor Confidential Information") written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles' operations, methods, and pricing and all Quintiles' Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Sponsor Confidential Information, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the prior written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of five (5) years after the completion or termination of the applicable Work Order.


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         The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party;
         (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed, provided however that the other party is promptly notified in writing of such requirement prior to, if practicable, disclosure and given an opportunity to obtain a suitable protective order.

6.0 OWNERSHIP AND INVENTIONS. All data, information, inventions, improvements in know-how, new uses, processes and compounds relating to the study drug(s) and or products(s) covered by this Agreement and/or applicable Work Orders that are conceived, generated, derived, or reduced to practice by Quintiles as the result of the Services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor. Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively "Quintiles' Property"). Sponsor and Quintiles


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         agree that any Quintiles' Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement arc the sole and exclusive property of Quintiles.

7.0 RECORDS AND MATERIALS. At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Section 2 herein. Alternatively, at Sponsor's written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor. Sponsor shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials for its corporate files. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

8.0 INDEPENDENT CONTRACTOR RELATIONSHIP. Except as provided in Article 10.0 herein, for the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers


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         and neither party shall have the power or right to bind or obligate the other party or shall hold itself out as having such authority. If, however, Sponsor desires to conduct clinical trials in one or more countries that require a local sponsor or representative, and Sponsor does not have an office in those countries, then sponsor may request that Quintiles or its affiliates serve as its agent for that purpose, and the parties will include in the Work Order an attachment regarding local representative duties.

9.0 REGULATORY COMPLIANCE; INSPECTIONS. Quintiles agrees that its Services will be conducted in compliance with ICH Guidelines, Good Clinical Practices, all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. Quintiles' standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Order. Quintiles certifies that it has not been debarred by the FDA pursuant to Section (a) or (b) of 21 U.S.C. Section 335a, and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would or potentially would violate any applicable law or regulation or scientific standard. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

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         Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Sponsor may review and approve Quintiles' response with respect to Sponsor's study or Project, but such approval shall not be unreasonably withheld. Each party, however, shall: a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor in which Quintiles is providing Services and such inspection or inquiry relates to or affects such Services, including but not limited to, inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to, FDA Form 483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Where reasonably practicable, each party will be given the opportunity to have a representative present during an FDA or regulatory inspection. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

         Each party agrees that, during an inspection by the FDA or other regulatory authority concerning any study or Project of Sponsor in which Quintiles is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior written consent of the other party, which consent shall not unreasonably be withheld. Such information and materials includes, but are not limited to, the following: 1) financial data and pricing data

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         (including, but not limited to, the budget and payment sections of the
         Work Order); 2) sales data (other than shipment data); and 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements.)

         During the term of this Agreement, Quintiles will permit Sponsor's representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. All information disclosed, revealed to or ascertained by Sponsor in connection with any such audit or examination or in connection with any correspondence between Quintiles and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute Quintiles Confidential Information for purposes of this Agreement. Sponsor shall reimburse Quintiles for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services ("Inspection") instigated by Sponsor or by a governmental authority, unless such Investigation finds that Quintiles breached this Agreement or any applicable law or regulation.

10.0 RELATIONSHIP WITH INVESTIGATORS. If a particular Work Order obligates Quintiles to contract with investigators or investigative sites (collectively, "Investigators") then Quintiles will use the approved Clinical Trial Agreement ("CTA") form, a copy of which is attached hereto as Exhibit B, which Quintiles will execute as the authorized agent of Sponsor. If the agreed-upon CTA form is updated by Sponsor, Quintiles will use the then current CTA form as of the time of the Work Order. If

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         an Investigator insists upon any material changes to any provisions that directly relate to Sponsor, then Quintiles shall submit the proposed material charge to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within five (5) working days. If the CTA form, or any changes approved by Sponsor, differ from the terms of this Agreement or a Work Order (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for including any such approved provisions or changes. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor and that Investigators shall exercise their own independent medical judgment. Quintiles' responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Order.


         If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from Sponsor for Investigators' services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor's failure to make adequate pre-payment for Investigators' services. Sponsor further acknowledges and agrees that payments for Investigators' services are pass-through payments to third parties and are separate from payments for Quintiles' Services.


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11.0     CONFLICT OF AGREEMENTS. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the terms of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles in any study or project without the written consent of Quintiles, which will not be unreasonably withheld.

12.0 RESTRICTIONS ON ANNOUNCEMENTS. Quintiles shall not make any oral presentation or publications relating to any Project without Cubist's prior written consent except as required by law or by court or administrative order, or as provided below with regard to Sponsor's publication rights. Neither party shall employ or use the name of the other party in any announcement, publication or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law or by court or administrative order. Sponsor shall have the exclusive, unrestricted right to publish the results of a particular study.

13.0     [OMITTED]

14.0 INDEMNITY. Sponsor shall indemnify and hold Quintiles and its affiliates and its and their directors, officers, employees, and agents harmless and hereby forever releases and discharges Quintiles and its affiliates and its and their directors, officers, employees, and agents from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and cost's) ("Losses") that Quintiles its

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         affiliates and its and their directors, officers, employees, and agents may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a third party against any of them arising out of or relating to the Services performed under this Agreement or any Work Order for these Losses that arise out of (a) any injury to or death of any person participating in any project or study,
         (b) the negligence or intentional misconduct of Sponsor or its affiliates, or its or their directors, officers, employees or agents,
         (c) any breach of this Agreement or any Work Order by Sponsor or its affiliates, or its or their directors, officers, employees or agents;
         (d) any theory of product liability (including, without limitation, actions in the form of tort, warranty or strict liability) or; e) any patent infringement action relating, to Sponsor's compounds or products accept to the extent that such Losses result from (a) any material breach by Quintiles of its obligations under this Agreement, or (b) the negligence, recklessness or intentional acts or omissions in connection with the work performed by or on behalf of Quintiles hereunder. In no event shall Sponsor indemnify Quintiles for any loss, liability, damage or expense suffered or incurred as a result of activity which is outside the scope of a Work Order hereunder.

         Quintiles shall indemnify and hold Sponsor and its affiliates and its and their directors, officers, employees, and agents harmless and hereby forever releases and discharges Sponsor and its affiliates and its and their directors, officers, employees, and agents from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that Sponsor and its affiliates and its and their directors, officers, employees, and agents may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a third party against any of them arising out of or relating to the Services


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         performed under this Agreement or any Work Order to the extent that such claims, demands, actions or other proceedings result from (a) any material breach of Quintiles of its obligations under this Agreement, or (b) the negligence, recklessness or intentional acts or omissions in connection with the work performed by or on behalf of Quintiles hereunder.

15.0 Procedure. The party that intends to claim indemnification under this Article (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") for any loss, claim, damage, liability or action with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such loss, claim, damage, liability or action is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise
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         than under this Article. The lndemnitor shall not settle the action or otherwise consent to an adverse judgement in such action that diminishes the rights or interest of the Indemnitee without the express consent of the Indemnitee. The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. The Indemnitee shall keep the Indemnitor informed of any investigation and the Indemnitor shall have the right to review and comment on the conduct of the investigation.

16.0 TERMINATION. Sponsor may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on forty-five (45) days' prior written notice to Quintiles. Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days' written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach; each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close-out schedule, and Quintiles shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.


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         If this Agreement or any Work Order is terminated, Sponsor shall pay
         Quintiles for all Services performed in accordance with this Agreement and any applicable Work Order and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. Sponsor shall pay for all the work actually performed in accordance with this Agreement and the applicable Work Order, even if the parties' original payment schedule spreads-out payments for certain services (examples are unit or milestone-based payments) or defers payments for certain services until the end of the Study. Sponsor shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles' standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by Sponsor without cause, or by Quintiles for cause, and the total fees for the Project are greater than one million U.S. dollars in value, then Sponsor shall pay to Quintiles an amount equal to twenty percent (20%) of the budget for the remainder of Services that have not yet been performed, to cover Quintiles' costs associated with early termination.

17.0 RELATIONSHIP WITH AFFILIATES. Sponsor agrees that Quintiles may use the Services of its corporate affiliates, subject to prior written consent by the Sponsor, to fulfill Quintiles' obligations under this Agreement and any Work Order. Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement or any Work Order, entitled to all rights and protections afforded Quintiles under this Agreement or any Work Order. Quintiles

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         agrees that Sponsor's affiliates may use the services of Quintiles (and its affiliates) under this Agreement. In such event, such Sponsor's affiliates shall be bound by all the terms and conditions of this Agreement and any Work Order and entitled to all rights and protections afforded Sponsor under this Agreement and any Work Order. The term "affiliate" shall mean all entities controlling, controlled by or under common control with Sponsor or Quintiles, as the case may be. The term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the policies and direction of an entity.

18.0 COOPERATION; SPONSOR DELAYS; DISCLOSURE OF HAZARDS. Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor's possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from Sponsor's failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations. If Sponsor delays a project from its agreed starting date or suspends performance of a project for a period longer than 10 working days, then either: a) Sponsor will pay the standard daily rate of the Quintiles' personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay beginning on the eleventh working day, in order to keep the Current team members; or, b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the costs of retraining new personnel. In addition, Sponsor will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required

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         due to the delay. Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.


19.0 FORCE MAJEURE. In the event either party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, wear, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.


20.0 NOTICES AND DELIVERIES. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

         If to Quintiles.                               If to Sponsor:

         Quintiles, Inc.                                Cubist Pharmaceuticals
         5927 South Miami Boulevard                     24 Emily Street
         Duel sane, NC 27703                            Cambridge, MA 02139
         Attention: Michael P. Motto, Ph.D.             Attention: Karen Brennan
         Vice President                                 Clinical Trial Manager


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

         With a copy to:                                With a copy to:

         Quintiles Transnational                        Irina R. Franklin
         Legal Department                               Executive Director
         P.O. Box 13 979                                Business Development
         Research Triangle Park,                        Cubist Pharmaceuticals
         North Carolina 27709-3979                      24 Emily Street
         Attention: John Russell                        Cambridge, MA 02139

         If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor, provided that Quintiles followed Sponsor's written instructions for the materials that were delivered, shipped, or mailed. Quintiles disclaims any liability for the actions or omissions of third party delivery services or carriers.

21.0 INSURANCE. Each party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.

22.0 INFLATION ADJUSTMENTS. Where services in a Work Order are provided by Quintiles over multiple calendar years, Quintiles may increase its fees at the beginning of each calendar year to reflect increases in Quintiles' business costs on a prospective basis only. Quintiles' overall cost increase for the next twelve (12) month period shall not exceed the percentage charge in the wages/earnings survey as published in the Economist (or as reported at WWW.ECONOMIST.COM) or the equivalent inflation index of the country where services are performed over the preceding twelve (12) month period.

23.0 BINDING AGREEMENT AND ASSIGNMENT. Except as stated above in Section 17, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party, provided, however, that without such consent, either party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger with another entity, provided further, however, the assignee has the financial ability to fulfill assignor's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.


24.0 CHOICE OF LAW, WAIVER AND ENFORCEABILITY. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

25.0 SURVIVAL. The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

26.0 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof may be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. If arbitration is demanded by Quintiles, such arbitration shall take place in Cambridge, Massachusetts and if demanded by Sponsor, in Durham, North Carolina. Such arbitration shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA rules. The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement.


27.0 ENTIRE AGREEMENT, HEADINGS AND MODIFICATION. This Agreement, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

         IN WITNESS WHEREOF, THIS AGREEMENT has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.


                      ACKNOWLEDGED, ACCEPTED AND AGREED TO:


QUINTILES, INC.                             CUBIST PHARMACEUTICALS, INC.



By:  /s/ MICHAEL P. ARLOTTO                 By:  /s/ SCOTT M. ROCKLAGE
   ----------------------------------          ---------------------------------


Print Name:  MICHAEL P. ARLOTTO, PH.D.      Print Name:  SCOTT M. ROCKLAGE
           ---------------------------                 -------------------------


Title:  VICE PRESIDENT                      Title:  CEO
      -------------------------------              -----------------------------


Date:  4/24/01                              Date:  4/25/01
     --------------------------------              -----------------------------


FEDERAL ID# 56-1323952





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